EXHIBIT 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi Announces Changes to its Management

Oi S.A. (“Oi” - Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, paragraph 4, of Law No. 6,404/76 and Instruction No. 358/02 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), and in accordance with corporate governance best practices, informs its shareholders and the market in general, that during the meeting held on Monday, April 20, 2015, the Company’s Board of Directors approved a change to the management structure, thereby creating (i) the Office of Corporate Finance, responsible for the Finance, Investor Relations, M&A and Controllership departments; and (ii) the Office of Financial Administration, responsible for the Supply, Accounting, Financial Services, Property, Logistics, and International Operations departments.

Mr. Flavio Nicolay Guimarães was elected to the position of Chief Financial Officer and Investor Relations Officer, assuming responsibility for the Office of Corporate Finance.

Mr. Marco Norci Schroeder was elected to the position of Executive Officer, assuming responsibility for the Office of Financial Administration.

Mr. Guimarães, age 40, is a graduate in International Business from Faculdades Associadas de São Paulo, with a certificate from the Wharton School of the University of Pennsylvania. He has substantial experience in financial markets, and has had a career in both domestic and international business finances. Mr. Guimarães joined Oi in May 2010 in the Financial Development and Administration department, and was named Treasury Officer on November 1, 2013, a position he has held to this date.

Mr. Schroeder, age 50, is a graduate in Economics from Universidade Federal Rio Grande do Sul, with a certificate from the Harvard Business School and the Wharton School of the University of Pennsylvania. Mr Schroeder developed a career in telecommunications, and is currently an Executive Officer of PT Portugal.

Rio de Janeiro, April 22, 2015.

Oi S.A.

Investor Relations Office